Asante Technologies, Inc. Agrees to be Acquired by Investor Group Led by
                        Former VP of Sales and Marketing

San Jose, CA,  June 13, 2003

Asante Technologies, Inc. (OTC BB: ASNT.OB) announced today that it entered into a definitive agreement with Oblique, Inc., an acquisition company created and led by one of its former Vice Presidents of Sales and Marketing, James L. Volkmar, which will result in a merger between Asante Technologies and Oblique, Inc. The value of the recapitalization transaction is approximately $5.12 million, subject to certain performance requirements. Under the terms of the agreement, each stockholder of Asante Technologies is expected to receive up to approximately $0.50 in cash per share. Shares of Asante Technologies closed today at $0.20 on the Nasdaq Over the Counter Bulletin Board (OTC).

The agreement provides for a cash payment at the closing of up to approximately $0.45 per share plus up to approximately $0.05 per share to be distributed no later than March 31, 2004, subject to certain indemnification obligations. Common Stock of Asante Technologies will be delisted from the Nasdaq OTC Bulletin Board as a result of this transaction.

Wilson Wong, CEO of Asante Technologies, stated, "We feel that this merger should provide the Company with additional resources to significantly increase its market awareness, and improve business opportunities. The management team at Oblique lead by Jim Volkmar is very seasoned and has a proven track record in the industry and their focus on resellers should have significant impact in improving sales through a revitalized channel."

James L. Volkmar, President and CEO of Oblique, Inc., adds, "Asante Technologies was one of the pioneer networking companies and has a long history of providing high-quality, well-engineered and strongly supported products."

"In the past, the name Asante was synonymous with the 'Channel'," Mr. Volkmar continues. "The purchase of Asante allows us to reestablish that preeminent channel position for the company. Our vision for Asante relies heavily on a strong computer channel of resellers, VARS and integrators to widen awareness of Asante products among small-to medium-sized businesses. We have confidence in this reseller base to deliver our products to their customers. We will work hard to establish and maintain their confidence in us. We are deeply committed to supporting their efforts, and to delivering the products and product features that the customers of our channel partners demand. We are excited about this revitalized opportunity for Asante and the 'channel partners' who join us."

The merger is anticipated to close in the third or early forth calendar quarter and is subject to certain conditions including the approval by a majority of the public stockholders of Asante Technologies and delivery of a fairness opinion from an Asante's financial advisor following Oblique's delivery of proof of sufficient funds available to consummate the merger. Oblique, Inc. is in the process of raising financing for the transaction. The Asante Board of Directors has
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approved the  agreement.  Asante  Technologies  was advised by Neveric  Capital.
Oblique, Inc. was advised by Zebulon Group LLC.

About Asante Technologies
Founded in 1988, Asante Technologies (NASDAQ: ASNT.OB) is a leading provider of high-performance networking solutions for small office/home office (SOHO), educational institutions, digital pre-press, and enterprise networks.

Corporate Contact:
Investor Relations
Asante Technologies, Inc.
Phone: 408-435-8401 Ext.388
Fax: 408-894-0526
E-mail: ir@asante.com

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